Exhibit 23.3

CONSENT OF FREEDONIA CUSTOM RESEARCH, INC.

Freedonia Custom Research, Inc. (“Freedonia”) hereby consents to the references by Advanced Drainage Systems, Inc. (the “Company”) to Freedonia’s market and industry data and information cited in the Company’s Registration Statement on Form S-1 and any amendments thereto filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) and to the use of Freedonia’s name in connection with the use of such data and information in the Registration Statement. Freedonia also hereby consents to the filing of this consent as an exhibit to the Registration Statement.

FREEDONIA CUSTOM RESEARCH, INC.

By:	/s/ Clinton I. Delafield, III
Name: Clinton I. Delafield, III
Title: Vice President
Date: April 1, 2014